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                 CERTIFICATE OF THE VOTING POWERS, DESIGNATIONS,
                PREFERENCES, RIGHTS, QUALIFICATIONS, LIMITATIONS
                  AND RESTRICTIONS OF THE SERIES A CONVERTIBLE
                                 PREFERRED STOCK

                                       OF

                        AMERICAN FILM TECHNOLOGIES, INC.

                               -------------------

                         Pursuant to Section 151 of the
                           General Corporation Law of
                              the State of Delaware

                              --------------------

                  American Film Technologies, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), hereby supplies notice that the Corporation has previously designated four classes of Preferred Stock, all of which have been cancelled and therefore do not affect the voting powers, designations, preferences, rights, qualifications, limitations and restrictions of the Preferred Stock designated below. The Corporation, in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, does hereby certify that the following resolution was duly adopted by the Board of Directors of the Corporation on June 17, 1996:

                  RESOLVED that pursuant to the authority expressly vested in the Board of Directors of the Corporation by Article Fourth of the Certificate of Incorporation of the Corporation, the Board of Directors hereby designates 10,000,000 shares of the Preferred Stock to be Series A Convertible Preferred Stock and fixes and determines the voting rights, designations, preferences, qualifications, privileges, limitations, options and other rights of the 10,000,000 shares of Series A Convertible Preferred Stock, par value $.001 per share (the "Series A Preferred Stock"), of the Corporation as follows:

                  1. Designation. Ten Million (10,000,000) authorized shares of Preferred Stock, $.001 par value, none of which has been issued, shall be issued as Series A Preferred Stock.

                  2. Dividends and Distribution. The holders of the Series A Preferred Stock shall be entitled to receive dividends with the Common Stock of the Corporation; provided, that the holders of the Series A Preferred Stock shall be entitled to receive dividends equal to twice the dividends paid on corresponding shares of Common Stock.

                  3. Liquidation and Dissolution. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, then out of the


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assets of the Corporation available for distribution to the stockholders, before any distribution or payment to the holders of the Common Stock, or any other class or series of the Corporation's capital stock, the holders of the Series A Preferred Stock shall be entitled to be paid a liquidation payment of $0.24 per share. Upon the completion of the distributions required by this Paragraph 3, the holders of Common Stock shall be entitled, by reason of their ownership thereof, to receive any remaining assets and funds of the Corporation available for distribution in connection with any such liquidation, dissolution or winding up of the Corporation.

                  If the assets of the Corporation available for distribution to its stockholders shall be insufficient to permit payment in full to the holders of the Preferred Stock of the preferential sums which all such holders are entitled to receive, then all of the assets available for distribution to the stockholders shall be distributed among and paid to the holders of the Series A Preferred Stock ratably in proportion to the respective preferential amounts that would be payable per share if such assets were sufficient to permit payment in full. The consolidation or merger of the Corporation with or into any other corporation or corporations or the sale or transfer of all or substantially all of the assets of the Corporations, shall not be deemed a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of this Paragraph 3.

                  4. Voting Rights. The holders of the Series A Preferred Stock shall have the right to vote, together with the holders of all the outstanding shares of Common Stock ("Common Stock") and not by classes, except as otherwise provided herein or as required by the Delaware General Corporation Law, on all matters on which holders of Common Stock shall have the right to vote. The holders of shares of the Series A Preferred Stock shall possess twice the voting power they would possess if their shares of the Series A Preferred Stock were converted into shares of Common Stock.

                  5.  Conversion.

                           (a) Each share of Series A Preferred Stock shall be
automatically converted into shares of Common Stock at the rate of two (2) shares of the Corporation's Common Stock for each share of Series A Preferred Stock at such time as sufficient shares of Common Stock exist for such conversion, whether by amendment of the Corporation's Certificate of Incorporation, by redemption or repurchase of outstanding shares, or otherwise.

                           (b) In the event that the Corporation shall at any
time subdivide its outstanding shares of Common Stock into a greater number of shares (whether by stock dividend, stock split or otherwise) before the completion of the automatic conversion of all of the shares of Series A Preferred Stock, the conversion rate in effect hereunder to such subdivision shall be proportionately reduced, and conversely, in case the outstanding shares of Common Stock of the Corporation shall be combined into a smaller number of

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shares, the conversion rate in effect immediately prior to such combination shall be proportionately increased.

                           (c) If any capital reorganization or reclassification
of the capital stock of the Corporation, or consolidation or merger of the Corporation with another corporation, or the sale of all or substantially all of its assets to another corporation shall be affected before the completion of the automatic conversion of all of the shares of Series A Preferred Stock, then as a condition of such reorganization, reclassification, consolidation, merger or sale, lawful, equitable and adequate provision shall be made whereby the holders of the Series A Preferred Stock shall thereafter have the right, upon conversion hereunder, to receive upon the basis and upon the terms and conditions specified herein and in lieu of the Common Stock theretofore receivable upon such conversion, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares with respect to or in exchange for a number of shares of Common Stock therefore receivable upon such conversion had such reorganization, reclassification, consolidation, merger or sale not taken place, and in any such case appropriate provision shall be made with respect to the rights and interests of the holders of the Series A Preferred Stock to the end that the provisions hereof (including, without limitation, provisions for adjustment of the conversion rate and of the number of shares issuable upon conversion of the Series A Preferred Stock) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise hereof.

                           (d) The Corporation agrees that in the event that
there exist insufficient shares of Common Stock into which shares of the Series A Preferred Stock can be converted, the Corporation will give absolute precedence to converting the shares of the Series A Preferred Stock designated in this Certificate when sufficient shares of Common Stock become available. Under all circumstances where shares of Series A Preferred Stock designated in this certificate remain unconverted, all shares of Common Stock which are authorized and not outstanding shall immediately be exchanged for shares of Series A Preferred Stock designated by this Certificate, with no other use of such shares of Common Stock until every share of Series A Preferred Stock designated by this Certificate has been exchanged. The Corporation agrees that all shares of Common Stock which are received upon the conversion of the Series A Preferred Stock shall be free and clear of all restrictions on sale or transfer and free and clear of all preemptive rights. The Corporation agrees that each share of Common Stock issued upon conversion of Series A Preferred Stock shall, at the time of such issuance, be deemed to be validly issued and outstanding, fully paid and non-assessable.

                           (e) In each case of an adjustment or readjustment of
the conversion rate, the Corporation will furnish each holder of Series A Preferred Stock with a certificate showing such adjustment

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or readjustment and stating in detail the facts upon which such adjustment or readjustment is based.

                           (f) Upon the conversion as provided in this Paragraph
5, a holder of Series A Preferred Stock shall surrender the certificate(s) representing the shares being converted to the Corporation at its principal office. The holder shall also provide the name(s) (with (address(es)) in which the certificate(s) for shares of Common Stock issuable upon such conversion shall be issued. The certificate(s) for shares of Series A Preferred Stock surrendered for conversion shall be accompanied by proper assignment thereof to the Corporation or in blank. The date of surrender of the certificate shall be the "Conversion Date." As promptly as practicable after the Conversion Date, the Corporation shall issue and shall deliver to the holder of the shares of Series A Preferred Stock being converted certificate(s) as he may request for the number of shares of Common Stock issuable upon the conversion of such shares of Series A Preferred Stock in accordance with the provisions of this Paragraph
(5). Such conversion shall be deemed to have been effected as of the close of business on the Conversion Date, and at such time the rights of the holder as holder of the converted shares of Series A Preferred Stock shall cease and the person(s) in whose name(s) any certificate(s) for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder(s) of record of the shares of Common Stock represented thereby.

                           (h) The period for exercise of any rights of
conversion as set forth above shall be extended by the duration of any voluntary or involuntary proceeding under any Federal or state bankruptcy, insolvency or similar laws in which the Company or creditors of the Company may seek relief or enforcement of their rights.

                  6. No Redemption Rights. No holder of any shares of the Series A Preferred Stock shall be subject to redemption of the Series A Preferred Stock.

                  7. No Preemptive Rights. No holder of any shares of the Series A Preferred Stock shall have any preemptive right to purchase or subscribe to any issue of the same or any other stock of the Corporation.

                  8. Restriction on Issuance of Senior Stock. As long as any shares of Series A Preferred Stock remain outstanding, the Corporation shall not, without the vote or written consent of holders of at least a majority of the then outstanding shares of the Preferred Stock, authorize or issue, or obligate itself to issue, any class of equity security which is senior or equal in ranking to the Series A Preferred Stock.


                                       -4-

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                  The Corporation shall not amend, alter or repeal any of the provisions of its Certificate of Incorporation or bylaws so as to affect adversely the powers, preferences, qualifications, limitations or rights of the holders of the Series A Preferred Stock.


                                      AMERICAN FILM TECHNOLOGIES, INC.


                                      By _____________________________
                                         CHAIRMAN OF THE BOARD OF
                                         DIRECTORS


ATTEST:


By _________________________
   SECRETARY


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